SCHEDULE A

                           (as of February 15, 2011)

                                     FUNDS


                                              ANNUAL RATE
                                              OF AVERAGE
                                              DAILY NET
Series                                        ASSETS         EFFECTIVE DATE
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First Trust ISE Global Copper Index Fund         0.70%       December 6, 2010

First Trust ISE Global Platinum Index Fund       0.70%       December 20, 2010

First Trust BICK Index Fund                      0.64%       December 6, 2010

First Trust NASDAQ CEA Smartphone Index Fund     0.70%       February 15, 2011